SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 4, 2003

The Liberty Corporation

(Exact name of Registrant as Specified in Charter)

South Carolina	1-5846	57-0507055

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 South Main Street, Greenville, SC	29601

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(864) 241-5400

n/a

(Former Name or Former Address, if Changed Since Last Report)

ITEM 12. DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

[LIBERTY CORPORATION LETTERHEAD]

     For further information: Howard Schrott, 864-241-5400

LIBERTY CORPORATION REPORTS THIRD QUARTER RESULTS

Greenville, SC (November 4, 2003) — The Liberty Corp. (NYSE: LC) today reported financial results for the third quarter and nine months ended September 30, 2003. Liberty owns and operates 15 network-affiliated television stations along with other ancillary businesses.

     For the quarter, net revenue was $49.1 million compared with $50.2 million for the prior year, a difference of two percent, while broadcast operating profit was $18.9 million, compared with $21.2 million in the prior year, a decrease of 11%. Year to date, net revenue was $144.7 million, approximately even with the prior year, while broadcast operating profit decreased eight percent to $54.8 million. A reconciliation of broadcast operating profit to operating income is presented below. For the

LC Reports Second Quarter Results

November 4, 2003

quarter and year to date, operating income was $9.1 million and $26.1 million, respectively, compared with $11.6 million and $32.2 million, respectively, in the prior-year periods.

     “Our market-leading stations continue to perform efficiently and effectively,” said Hayne Hipp, Chief Executive Officer of Liberty. “Our core local and national revenue was up four percent in the quarter and year to date. Further, in the first three quarters of this year, our stations have made up over $6 million in non-recurring political advertising from the prior year. Our stations continue to be well positioned as we prepare to enter 2004, with its cyclical political and Olympic revenue opportunities and the positives an economic upswing may hold.”

     Broadcast operating profit, a measurement of earnings, (previously referred to as “broadcast cash flow” in prior Company releases) is used by the Company to evaluate the operating performance of its media properties, and is not a measure of financial performance under generally accepted accounting principles (GAAP). Broadcast operating profit is not a standardized measure and may be calculated in a number of ways. Liberty defines broadcast operating profit as operating income plus depreciation and amortization, cash earned in excess of revenue recorded on network affiliation contracts, non-cash compensation, and corporate cash expenses.

     A major group broadcaster, Liberty owns fifteen network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX).

-MORE-

LC Reports Second Quarter Results

November 4, 2003

     For further information about Liberty, visit the corporate website, http://www.libertycorp.com/

* * * * *

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company’s products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.

-MORE-

THE LIBERTY CORPORATION
Income Statement Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In 000's, except per share data)	2003	2002	2003	2002

		(Unaudited)
REVENUES
Station revenues (net of commissions)	$45,211	$46,173	$133,511	$133,269
Cable advertising and other revenues	3,864	3,993	11,159	11,528

Net revenues	49,075	50,166	144,670	144,797
EXPENSES
Operating expenses	30,001	28,725	89,505	84,479
Amortization of program rights	1,776	1,826	5,236	5,542
Depreciation and amortization of intangibles	4,758	4,433	13,580	13,343
Corporate, general, and administrative expenses	3,424	3,586	10,249	9,186

Total operating expenses	39,959	38,570	118,570	112,550
Operating income	9,116	11,596	26,100	32,247
Net investment income (loss)	674	(87)	(74)	113

Income before income taxes	9,790	11,509	26,026	32,360
Provision for income taxes	3,671	4,332	9,760	12,255

Income before the cumulative effect of a change in accounting principle	6,119	7,177	16,266	20,105
Cumulative effect of a change in accounting principle	—	—	—	(47,388)

NET INCOME (LOSS)	$6,119	$7,177	$16,266	$(27,283)

DILUTED EARNINGS (LOSS) PER SHARE:
Diluted earnings before the cumulative effect of a change in accounting principle per common share	$0.32	$0.36	$0.84	$1.02
Cumulative effect of a change in accounting principle	—	—	—	(2.40)

Diluted earnings (loss) per common share	$0.32	$0.36	$0.84	$(1.38)

Weighted average common dilutive shares	19,250	19,670	19,273	19,754
Actual common and common equivalent shares outstanding at end of period	19,239	19,639	19,239	19,639
RECONCILIATION OF OPERATING INCOME TO BROADCAST OPERATING PROFIT
Operating income per income statement	$9,116	$11,596	$26,100	$32,247
Add:
Depreciation and amortization	4,758	4,433	13,580	13,343
Adj. for network compensation due vs. accrued	1,233	1,233	3,699	3,699
Non-cash compensation	759	639	2,756	1,854
Corporate cash expenses	3,031	3,288	8,634	8,394

Broadcast operating profit	$18,897	$21,189	$54,769	$59,537

-END-

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE LIBERTY CORPORATION

By:		/s/ Martha Williams

	Name:	Martha Williams
	Title:	Vice President, General Counsel and Secretary

November 4, 2003